UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2009

China Energy Recovery, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53283 (Commission File Number)	90-0459730 (IRS Employer Identification No.)

7F, No. 267 Qu Yang Road Hongkou District Shanghai, China (Address of principal executive offices)	200081 (Zip Code)

Registrant’s telephone number, including area code (86) 021 5556-0020

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 24, 2009, the board of directors filled a current vacancy on the Company’s board by the appointment of Ye Tian as a director. Mr. Tian is deemed by the board to be an independent director. The board also appointed Mr. Tian to the Company’s Audit and Compensation Committees and appointed Mr. Tian as Chairman of the Company’s Governance and Nominating Committee.

Mr. Tian is currently the CEO of Back In Time Ltd. and its wholly-owned subsidiary JOVI, a retail chain and lifestyle brand in China, the non-executive Chairman of Ying Dong Media, a movie/TV production and distribution company in China, and a General Partner of Media Plus, an investment company located in Beijing and focusing on Asia. Prior to his current work, from 2006 to 2007, Mr. Tian was a Director at Loeb Enterprises, an incubation company in New York, and from 2003 to 2005, he was an Analyst at Appian Corporation, a software company in Virginia.  Mr. Tian holds a Bachelor of Arts degree in Applied Mathematics from Harvard University.

In connection with his appointment to the board, the Company granted Mr. Tian options to purchase 500,000 shares of Company’s common stock, at an exercise price of $1.58 per share, the last sale price of the Company's common stock on the date of the grant. Mr. Tian will also be provided with the benefits of the Company indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Energy Recovery, Inc.

Date: June 30, 2009	By:	/s/ Qinghuan Wu
Qinghuan Wu
Chief Executive Officer